AFBI Selected Data COMPANY HIGHLIGHTS $925.2 million in assets $729.5 million in loans $ 739.4 million in deposits 6.7% growth in assets 9.8% growth in deposits $125.4 million in equity As of 2025 Q3 2025

AFBI Selected Data COMPANY HIGHLIGHTS $2.4 million in adjusted Q3 2025 earnings (1) $2.2 million in Q3 2025 earnings $0.34 diluted EPS (1) See Non-GAAP Reconciliation $0.37 adjusted diluted EPS (1) Return on Assets 0.94% Return on Equity 7.03%

AFBI Selected Data Operating income and Adjusted diluted earnings per share (1) Quarter ended September 30, 2025 Quarter ended September 30, 2024 Nine months ended September 30, 2025 Nine months ended September 30, 2024 Net Income (GAAP) $2,217 $1,730 6,201 4,096 ESOP Expense related to dividend 220 - 641 - Merger-related expenses - 196 - 1,185 Income tax expenses (48) (43) (140) (261) Operating net income $2,389 $1,883 6,702 5,020 Weighted Average Diluted Shares 6,427 6,611 6,482 6,555 Adjusted diluted earnings per share $0.37 $0.29 $1.03 $0.77 (in thousands, including shares, except for adjusted diluted earnings per share) (1) See Non-GAAP Reconciliation

AFBI Selected Data Tangible Book Value Calculation (1) Tangible Equity Shares Outstanding Tangible Book Value Ending balance December 31, 2024 $110,940 6,414 $17.30 Effect of goodwill and other intangibles 143 AOCI Change 1,237 Net Income (GAAP) 6,201 Dividend (8,801) Common Stock Repurchase (4,092) Stock options exercised 59 Unearned ESOP change 224 Stock Compensation, net of taxes 1,462 Ending balance September 30, 2025 $107,373 6,194 $17.34 (in thousands, including shares, except for tangible book value) (1) See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of September 30, 2025

AFBI Selected Data Deposit Composition as of September 30, 2025

AFBI Share Information NON-GAAP RECONCILIATION For the Three Months Ended For the Year Ended Non-GAAP Reconciliation September 30, 2025 June 30, 2025 March 31, 2025 December 31, 2024 September 30, 2024 September 30, 2025 September 30, 2024 Operating net income reconciliation Net income (GAAP)   $ 2,217   $ 2,152   $ 1,831   $ 1,345   $ 1,730   $ 6,201   $ 4,096 Net loss on securities available for sale   —   —   —   385   —   —   — ESOP Compensation expense related to dividend   220   210   211   —   —   641   — Merger-related expenses   —   —   —   119   196   —   1,185 Income tax expense   (48)   (46)   (46)   (111)   (43)   (140)   (261) Operating net income $ 2,389   $ 2,316   $ 1,996   $ 1,738   $ 1,883   $ 6,702   $ 5,020 Weighted average diluted shares   6,427,697   6,457,397   6,547,817   6,620,602   6,611,468   6,481,644   6,555,096 Adjusted diluted earnings per share   $ 0.37   $ 0.36   $ 0.30   $ 0.26   $ 0.29   $ 1.03   $ 0.77 Tangible book value per common share reconciliation Book Value per common share (GAAP)   $ 20.25   $ 19.66   $ 19.25   $ 20.14   $ 20.02   $ 20.25   $ 20.02 Effect of goodwill and other intangibles   (2.91)   (2.86)   (2.85)   (2.84)   (2.84)   (2.91)   (2.84) Tangible book value per common share $ 17.34   $ 16.80   $ 16.40   $ 17.30   $ 17.18   $ 17.34   $ 17.18 Tangible equity to tangible assets reconciliation Equity to assets (GAAP) 13.55%   13.29%   13.40%   14.90%   14.61%   13.55%   14.61% Effect of goodwill and other intangibles   (1.72)%   (1.71)%   (1.75)%   (1.81)%   (1.81)%   (1.72)%   (1.81)% Tangible equity to tangible assets (1)   11.84%   11.58%   11.65%   13.08%   12.80%   11.84%   12.80% (1) Tangible assets is total assets less intangible assets. Tangible equity is total equity less intangible assets.